Appendix A

THE COMPANIES ACT, CHAPTER 50

PUBLIC COMPANY LIMITED BY SHARES

CONSTITUTION
of
CYTOMED THERAPEUTICS LIMITED

(Adopted by Special Resolution passed on 18 January 2023)

INTERPRETATION

1. In this Constitution, if not inconsistent with the subject or context, the words standing in the first column of the Table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof:- Interpretation

WORDS	MEANINGS
"The Act"	The Companies Act, Cap. 50 or any statutory modification, amendment or re-enactment thereof for the time being in force or any and every other act for the time being in force concerning companies and affecting the Company and any reference to any provision as so modified, amended or re-enacted or contained in any such subsequent Companies Act.
"Address" or "Registered Address"	In respect of any Member, his physical address for the service or delivery of notices or documents personally or by post, except where otherwise expressly provided in this Constitution.
"Board of Directors"	The board of directors of the Company for the time being
"Chairman"	The chairman of the Directors or the chairman of the General Meeting as the case may be.
"Company"	The above named Company by whatever name from time to time called.
"Constitution"	This Constitution or other regulations of the Company for the time being in force.
"Director"	Includes any person acting as a Director of the Company and includes any person duly appointed and acting for the time being as an alternate Director.

"Directors"	The Directors for the time being of the Company.
"dividend"	Includes bonus.
"General Meeting"	A general meeting of the Company
"market day"	A day on which the Stock Exchange is open for trading in securities.
"Member"	A Member of the Company, save that references in this Constitution to "Member" shall, where the Act requires, exclude the Company where it is a Member by reason of its holding of its shares as treasury shares.
"month"	Calendar month.
"Office"	The registered office of the Company for the time being.
"paid-up"	Includes credited as paid-up.
"Regulation(s)"	Regulation(s) of this Constitution.
"Seal"	The Common Seal of the Company.
"Secretary"	A Secretary of the Company appointed under Section 171 of the Act.
"Stock Exchange"	Nasdaq, Inc. for so long as the shares of the Company are listed and quoted on the Nasdaq, Inc. and/or such other stock exchange in respect of which the shares of the Company are listed or quoted.
"Writing" and "Written"	Written or produced by any substitute for writing or partly one and partly another and shall include (except where otherwise expressly specified in this Constitution or the context otherwise requires, and subject to any limitations, conditions or restrictions contained in the Act) any representation or reproduction of words, symbols or other information which may be displayed in a visible form, whether in a physical document or in an electronic communication or form or otherwise howsoever.
"year"	Calendar year.

The expressions "current address", "electronic communication", "relevant intermediary" and "treasury shares" shall have the meanings ascribed to them respectively in the Act.

References in this Constitution to "holder(s)" of shares or a class of shares shall:-

(a) exclude the Depository or its nominee (as the case may be) except where otherwise expressly provided in this Constitution or where the term "registered holders" or "registered holder" is used in this Constitution;

(b) where the context so requires, be deemed to include references to Depositors whose names are entered in the Depository Register in respect of those shares; and

(c) except where otherwise expressly provided in this Constitution, exclude the Company in relation to shares held by it as treasury shares,

and "holding" and "held" shall be construed accordingly.

Words denoting persons shall include corporations. Words denoting the masculine gender only shall include the feminine gender. Words denoting the singular number only shall include the plural and vice versa.

Save as aforesaid, any words or expressions used in the Act and the Interpretation Act, Chapter 1 shall, if not inconsistent with the subject or context, bear the same meanings in this Constitution.

A Special Resolution shall be effective for any purpose for which an Ordinary Resolution is expressed to be required under any provision of this Constitution.

Any reference in this Constitution to any enactment is a reference to that enactment as for the time being amended or re-enacted.
The head notes and marginal notes are inserted for convenience of reference only and shall not affect the construction of this Constitution.

NAME

2. The name of the Company is "**CYTOMED THERAPEUTICS LIMITED**" Name

REGISTERED OFFICE

3. The Office of the Company is to be situated in the Republic of Singapore. Office

POWER

4. Subject to the provisions of the Act and any other written law and this Constitution, the Company has:- Objects

(a) full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b) for the purposes of paragraph (a) above, full rights, powers and privileges.

LIABILITY OF MEMBERS

5. The liability of the Members is limited. Liability of Members

SHARES

6. The Company may, subject to and in accordance with the Act, purchase or otherwise acquire its issued shares on such terms and in such manner as the Company may from time to time think fit. If required by the Act, any share which is so purchased or acquired by the Company shall, unless held in treasury in accordance with the Act, be deemed to be cancelled immediately on purchase or acquisition by the Company. On the cancellation of any share as aforesaid, the rights and privileges attached to that share shall expire. In any other instance, the Company may hold or deal with any such share which is so purchased or acquired by it in such manner as may be permitted by, and in accordance with, the Act.

Power to repurchase shares

7. Subject to this Constitution and the Act, no shares may be issued by the Directors without the prior approval of the Company in General Meeting but subject thereto and to Regulation 53, and to any special rights attached to any shares for the time being issued, the Directors may allot and issue shares or grant options over or otherwise dispose of the same to such persons on such terms and conditions and for such consideration (if any) and at such time and subject or not to the payment of any part of the amount (if any) thereof in cash as the Directors may think fit, and any shares may be issued with such preferential, deferred, qualified or special rights, privileges or conditions, as the Directors may think fit, and preference shares may be issued which are or at the option of the Company are liable to be redeemed, the terms and manner of redemption being determined by the Directors provided always that:-

Issue of shares

(a) (subject to any direction to the contrary that may be given by the Company in General Meeting) any issue of shares for cash to Members holding shares of any class shall be offered to such Members in proportion as nearly as may be to the number of shares of such class then held by them and the provisions of the second sentence of Regulation 53(1) with such adaptations as are necessary shall apply; and

(b) any other issue of shares, the aggregate of which would exceed the limits referred to in Regulation 53(2), shall be subject to the approval of the Company in General Meeting.

8. (1) The rights attaching to shares of a class other than ordinary shares shall be expressed in this Constitution.

Shares of a class other than ordinary shares

(2) The Company may issue shares for which no consideration is payable to the Company.

Issue of shares for no consideration

(3) Preference shares may be issued subject to such limitation thereof as may be prescribed by the Stock Exchange. Provided Always that the total number of issued preference shares shall not at any time exceed the total number of the issued ordinary shares for the time being. Preference shareholders shall have the same rights as ordinary shareholders as regards receiving of notices, reports and balance sheets and attending General Meetings, and preference shareholders shall also have the right to vote at any General Meeting convened for the purpose of reducing the capital or winding-up or sanctioning a sale of the undertaking of the Company or where the proposal to be submitted to the General Meeting directly affects their rights and privileges or when the dividend on the preference shares is more than six months in arrears.

Preference shares

(4) The Company has power to issue further preference capital ranking equally with, or in priority to, preference shares already issued. — Issue of further preference shares

9. The Company shall not exercise any right in respect of treasury shares other than as provided by the Act. Subject thereto, the Company may hold or deal with its treasury shares in the manner authorised by, or prescribed pursuant to, the Act. — Treasury shares

10. Subject to the provisions of the Act, if, at any time the share capital is divided into different classes, preference capital, other than redeemable preference capital, may be repaid and the special rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied or abrogated with the sanction of a Special Resolution passed at a separate General Meeting of the holders of shares of the class and to every such Special Resolution the provisions of the Act shall with such adaptations as are necessary apply. To every such separate General Meeting the provisions of this Constitution relating to General Meetings shall mutatis mutandis apply; but so that the necessary quorum shall be two persons at least holding or representing by proxy at least one-third of the issued shares of the class and any holder of shares of the class present in person or by proxy may demand a poll. Provided always that where the necessary majority for such a Special Resolution is not obtained at the General Meeting, consent in writing if obtained from the holders of three- fourths of the issued shares of the class concerned within two months of the General Meeting shall be as valid and effectual as a Special Resolution carried at the General Meeting. — Variation of rights

11. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that class or by this Constitution as is in force at the time of such issue, be deemed to be varied by the issue of further shares ranking equally therewith. — Issue of further shares with special rights

12. The Company may pay commissions or brokerage on any issue of shares at such rate or amount and in such manner as the Directors may deem fit. Such commissions or brokerage may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. — Power to pay commission and brokerage

13. If any shares of the Company are issued for the purpose of raising money to defray the expenses of the construction of any works or buildings or the provision of any plant which cannot be made profitable for a long period, the Company may, subject to the conditions and restrictions mentioned in the Act, pay interest on so much of the share capital (except treasury shares) as is for the time being paid up and may charge the same to capital as part of the cost of the construction or provision. — Power to charge interest on capital

14. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by this Constitution or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof in the person (other than the Depository or its nominee (as the case may be)) entered in the Register of Members as the registered holder thereof or (as the case may be) the person whose name is entered in the Depository Register in respect of that share. Exclusion of equities

15. Except as herein provided no person shall exercise any rights or privileges of a Member until he is registered in the Register of Members or (as the case may be) the Depository Register as a Member and shall have paid all calls and other moneys due for the time being on every share held by him. Exercise of Member's rights

16. When two or more persons are registered as the holders of any share they shall be deemed to hold the same as joint tenants with benefit of survivorship subject to the following:- Joint holders

(a) The Company shall not be bound to register more than three persons as the holders of any share except in the case of executors or administrators (or trustees) of the estate of a deceased Member.

(b) For the purposes of a quorum joint-holders of any share shall be treated as one Member.

(c) Only one certificate shall be issued in respect of any share.

(d) Only the person whose name stands first in the Register of Members as one of the joint-holders of any share shall be entitled to delivery of the certificate relating to such share or to receive notices from the Company. Any notice served on any one of the joint-holders shall be deemed to have been duly served on all of them.

(e) The joint-holders of any share shall be liable severally as well as jointly in respect of calls and any other payments which ought to be made in respect of such share.

(f) Any one of the joint-holders of any share may give effectual receipts for any dividend, return of capital or other sum of money payable to such joint-holders in respect of such share.

(g) On the death of any one of the joint-holders of any share the survivor or survivors shall be the only person or persons recognised by the Company as having any title to such share but the Directors may require such evidence of death as they think necessary to call for.

(h) If more than one of such joint-holders are present in person or proxy at any General Meeting only that one of the joint-holders or his attorney or proxy, whose name stands first in the Register of Members or (as the case may be) the Depository Register amongst those so present in person or proxy shall be entitled to vote in respect of any of the shares so held.

SHARE CERTIFICATES

17. Every share certificate shall be issued in such form as the Directors shall from time to time prescribed, in accordance with the Act, and shall specify the number and class of shares to which it relates, whether the shares are fully or partly paid up, and the amount (if any) unpaid thereon. No share certificate shall be issued representing shares of more than one class. Share Certificates

18. Every person whose name is entered as a Member in the Register of Members shall be entitled within ten market days (or such other period as may be approved by the Stock Exchange) of the closing date of any application for shares or, as the case may be, the date of lodgement of a registrable transfer or on a transmission of shares to one certificate for all his shares of any one class or several certificates in reasonable denominations each for a part of the shares so allotted or transferred. If a Member shall require several certificates each for a part of the shares so allotted or transferred or included in the transmission or if a Member transfers part only of the shares comprised in a certificate or requires the Company to cancel any certificate or certificates and issue new certificates for the purpose of subdividing his holding in a different manner the Member shall pay prior to the issue of the certificates or certificate a fee not exceeding S$2 for each such new certificate as the Directors may determine. Entitlement to share certificates

19. Subject to the Act, if any certificate shall be defaced, worn out, destroyed, lost or stolen, a new certificate may be issued in lieu thereof on such evidence being produced and a letter of indemnity (if required) being given by the shareholder, transferee, person entitled, purchaser, member firm or member company of the Stock Exchange or on behalf of its or their client or clients as the Directors shall require, and (in case of defacement or wearing out) on delivery up of the old certificate and in any case on payment of such sum not exceeding S$2 as the Directors may from time to time require. In the case of destruction, loss or theft, a shareholder or person entitled to whom such new certificate is given shall also bear the loss and pay to the Company all expenses incidental to the investigations by the Company of the evidence of such destruction or loss. New share certificates may be issued

TRANSFER OF SHARES

20. Subject to this Constitution, all transfers of shares shall be effected by written instrument of transfer in the form as approved by the Stock Exchange or in any other form acceptable to the Directors. Form of transfer of shares

21. The instrument of transfer of any share shall be signed by or on behalf of both the transferor and the transferee and be witnessed, provided that an instrument of transfer in respect of which the transferee is the Depository or its nominee (as the case may be) shall be effective although not signed or witnessed by or on behalf of the Depository or its nominee (as the case may be). The transferor shall remain the holder of the share concerned until the name of the transferee is entered in the Register of Members in respect thereof. Execution of transfer of shares

22. No shares shall in any circumstances be transferred to any infant, bankrupt or person who is mentally disordered and incapable of managing himself or his affairs. Person under disability

23. There shall be no restriction on the transfer of fully paid up shares (except as required by law, the listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange) but the Directors may in their discretion decline to register any transfer of shares upon which the Company has a lien and in the case of shares not fully paid up may refuse to register a transfer to a transferee of whom they do not approve. Provided always that in the event of the Directors refusing to register a transfer of shares, they shall within ten market days beginning with the date on which the application for a transfer of shares was made, serve a notice in writing to the applicant stating the facts which are considered to justify the refusal as required by the Act. No Restriction on transfer and Directors' power to decline to register

24. If the Directors refuse to register a transfer of any share, they shall within ten market days after the date on which the transfer was lodged with the Company, send to the transferor and the transferee notice of refusal as required by the Act. Notice of refusal

25. The Directors may decline to register any instrument of transfer unless:- Terms of registration of transfers

(a) such fee not exceeding S$2 as the Directors may from time to time require, is paid to the Company in respect thereof;

(b) the amount of proper duty (if any) with which each instrument of transfer is chargeable under any law for the time being in force relating to stamps is paid;

(c) the instrument of transfer is deposited at the Office or at such other place (if any) as the Directors may appoint accompanied by a certificate of payment of stamp duty (if any), the certificates of the shares to which the transfer relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do; and

(d) the instrument of transfer is in respect of only one class of shares.

All instruments of transfer which are registered may be retained by the Company, but any instrument of transfer which the Directors may decline to register shall be returned to the person depositing the same except in the case of fraud.

26. The registration of transfers may be suspended at such times and for such period as the Directors may from time to time determine provided always that such registration shall not be suspended for more than thirty days in any year. The Company shall give prior notice of such closure as may be required to the Stock Exchange, stating the period and the purpose or purposes of such closure. Suspension of registration

27. Nothing in this Constitution shall preclude the Directors from recognising a renunciation of the allotment of any share by the allottee in favour of some other person. Renunciation of allotment

TRANSMISSION OF SHARES

28. (1) In the case of the death of a Member whose name is entered in the Register of Members, the survivor or survivors where the deceased was a joint-holder, and the executors or administrators of the deceased where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his interest in the shares.

Survivor, executors or administrators entitled to shares of a deceased Member

(2) In the case of the death of a Member who is a Depositor, the survivor or survivors where the deceased was a joint-holder, and the executors or administrators of the deceased where he was a sole or only surviving holder and where such executors or administrators are entered in the Depository Register in respect of any shares of the deceased Member, shall be the only persons recognised by the Company as having any title to his interest in the shares.

Survivor, executors or administrators entitled to shares of a deceased Depositor

(3) Nothing in this Regulation shall release the estate of a deceased holder from any liability in respect of any share solely or jointly held by him.

Estate of deceased holder

29. Any person becoming entitled to the legal title in a share in consequence of the death or bankruptcy of a Member whose name is entered in the Register of Members, and any guardian of an infant becoming entitled to the legal title in a share and whose name is entered in the Register of Members, and any person as properly has the management of the estate of a Member whose name is entered in the Register of Members and who is mentally disordered and incapable of managing himself or his affairs may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or transfer the share to some other person, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by a Member.

Transmission of shares

30. If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing in a form approved by the Directors signed by him stating that he so elects. If he shall elect to transfer the share to another person he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of this Constitution relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the event upon which transmission took place had not occurred and the notice or transfer were a transfer signed by the person from whom the title by transmission is derived.

Requirements regarding transmission of shares

31. A person becoming entitled to a share by transmission shall be entitled to receive and give a discharge for the same dividends and be entitled to the other advantages to which he would be entitled if he were the Member in respect of the share, except that he shall not, before being registered as a Member in the Register of Members or before his name shall have been entered in the Depository Register in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to General Meetings.

Rights of persons entitled to a share by transmission

32. The Directors may at any time give notice requiring any person entitled to a share by transmission to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, or other moneys payable in respect of the share until the requirements of the notice have been complied with.

Person entitled may be required to register or transfer share

33. There shall be paid to the Company in respect of the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any shares, such fee not exceeding S$2 as the Directors may from time to time require or prescribe. Fee for registration of probate, etc

CALLS ON SHARES

34. The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their shares and not by the conditions of allotment thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen days' notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine. Calls on shares

35. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments. Time when made

36. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom it is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding eight per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part. Interest on overdue calls

37. Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date shall for the purposes of this Constitution be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment all the relevant provisions of this Constitution as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified. Sum due on allotment

38. The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment. Power to differentiate between holders

39. The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon the shares held by him and such payments in advance of calls shall extinguish, so far as the same shall extend, the liability upon the shares in respect of which it is made, and upon the moneys so received or so much thereof as from time to time exceed the amount of the call then made upon the shares concerned, the Company may pay interest at such rate not exceeding eight per cent per annum as the Member paying such sum and the Directors agree upon. Capital paid on shares in advance of calls shall not whilst carrying interest confer a right to participate in profits. Payment in advance of calls

40. The Directors may apply all dividends which may be declared in respect of any shares in payment of any calls made or instalments payable and which may remain unpaid in respect of the same shares. Lien on dividends to pay call

LIEN AND FORFEITURE

41. The Company shall have a first and paramount lien and charge on every share (not being a fully paid share) registered in the name of each Member (whether solely or jointly with others) and on the dividends declared or payable in respect thereof. Such lien shall be restricted to unpaid calls and instalments upon the specific shares in respect of which such moneys are due and unpaid, and to such amount as the Company may be called upon by law to pay in respect of the shares of the Member or deceased Member.

Company's lien

42. For the purpose of enforcing such lien the Directors may sell all or any of the shares subject thereto in such manner as they think fit but no sale shall be made until such time as the moneys owing to the Company are presently payable and until a notice in writing stating the amount due and demanding payment and giving notice of intention to sell in default shall have been served in such manner as the Directors shall think fit on such Member or the person (if any) entitled to effect a transmission of the shares and who shall have produced to the Company satisfactory evidence of such capacity and default in payment shall have been made by him or them for fourteen days after such notice. Provided always that if a Member shall have died or become mentally disordered and incapable of managing himself or his affairs or bankrupt and no person shall have given to the Company satisfactory proof of his right to effect a transmission of the shares held by such Member the Directors may exercise such power of sale without serving any such notice.

Notice to pay the amount due, and sale on non-compliance therewith

43. Upon any sale being made by the Directors of any shares to satisfy the lien of the Company thereon the proceeds shall be applied first in the payment of the costs of such sale, next in satisfaction of the debt, obligation, engagement or liability of the Member to the Company and the residue (if any) shall be paid to the Member or as he shall direct or to his executors, administrators or assigns.

Application of proceeds of sale

44. A statutory declaration in writing that the declarant is a Director and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts stated therein as against all persons claiming to be entitled to the share, and such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together (where the same be required) with the share certificate delivered to a purchaser (or where the purchaser is a Depositor, to the Depository or its nominee (as the case may be)) or allottee thereof shall (subject to the execution of a transfer if the same be required) constitute good title to the share and the share shall be registered in the name of the person to whom the share is sold, reallotted or disposed of or, where such person is a Depositor, the Company shall procure that his name be entered in the Depository Register in respect of the share so sold, re-allotted or disposed of. Such person shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, surrender, sale, re-allotment or disposal of the share.

Title to shares forfeited or surrendered or sold to satisfy a lien

45. In the event of a forfeiture of shares or a sale of shares to satisfy the Company's lien thereon the Member or other person who prior to such forfeiture or sale was entitled thereto shall be bound to deliver and shall forthwith deliver to the Company the certificate or certificates held by him for the shares so forfeited or sold.

Certificate of sale shares to be delivered to the Company

46. If a Member fails to pay any call or any part thereof on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. If call or instalment not paid, notice may be given

47. The notice shall name a further day (not earlier than the expiration of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited. Form of notice

48. If the requirements of such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter before all payments required by the notice have been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder. If notice not complied with shares may be forfeited

49. A share so forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto, or to any other person, upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. To give effect to any such sale, the Directors may, if necessary, authorise some person to transfer or effect the transfer of a forfeited or surrendered share to any such person as aforesaid. Sale of forfeited shares

50. A Member whose shares have been forfeited or surrendered shall cease to be a Member in respect of the shares, but shall notwithstanding the forfeiture or surrender remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were payable by him to the Company in respect of the shares with interest thereon at eight per cent per annum (or such lower rate as the Directors may approve) from the date of forfeiture or surrender until payment, but such liability shall cease if and when the Company receives payment in full of all such money in respect of the shares and the Directors may waive payment of such interest either wholly or in part. Rights and liabilities of Members whose shares have been surrendered or forfeited

51. The provisions of this Constitution as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time as if the same had been payable by virtue of a call duly made and notified. Forfeiture applies to non-payment of call due at fixed time

ALTERATION OF CAPITAL

52. Without prejudice to any special rights previously conferred on the holders of any shares or class of shares for the time being issued, any share in the Company may be issued with such preferred, deferred or other special, limited or conditional rights, or subject to such restrictions, whether as regards dividend, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution or, if required by the Act, by Special Resolution determine (or, in the absence of any such determination, but subject to the Act, as the Directors may determine) and the Company may issue preference shares which are, or at the option of the Company are, liable to be redeemed, subject to the provisions of the Act. Rights and privileges of new shares

53. (1) Subject to any direction to the contrary that may be given by the Company in General Meeting or except as permitted under the listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange, all new shares shall before issue be offered to such persons who as at the date of the offer are entitled to receive notices from the Company of General Meetings in proportion as far as the circumstances admit, to the number of the existing shares to which they are entitled. In offering such new shares in the first instance to all the then holders of any class of shares the offer shall be made by notice specifying the number of shares offered and limiting the time within which the offer if not accepted will be deemed to be declined and after the expiration of that time or on the receipt of an intimation from the person to whom the offer is made that he declines to accept the shares offered, the Directors may dispose of those shares in such manner as they think most beneficial to the Company and the Directors may as they think most beneficial to the Company dispose of any such new shares which by reason of the proportion borne by them to the shares held by holders entitled to any such offer or by reason of any other difficulty in apportioning the same cannot, in the opinion of the Directors, be conveniently offered under this Regulation.

Issue of new shares

(2) Notwithstanding Regulation 53(1) but subject to Regulation 8(3), the Company may by Ordinary Resolution in General Meeting give to the Directors a general authority, either unconditionally or subject to such conditions as may be specified in the Ordinary Resolution, to:-

General authority for Directors to issue new shares and make or grant Instruments

(a) (i) issue shares of the Company ("shares") whether by way of rights, bonus or otherwise; and/or

(ii) make or grant offers, agreements or options (collectively, "Instruments") that might or would require shares to be issued, including but not limited to the creation and issue of (as well as adjustments to) warrants, debentures or other instruments convertible into shares; and

(b) (notwithstanding the authority conferred by the Ordinary Resolution may have ceased to be in force) issue shares in pursuance of any Instrument made or granted by the Directors while the Ordinary Resolution was in force, provided that:-

(i) the aggregate number of shares to be issued pursuant to the Ordinary Resolution (including shares to be issued in pursuance of Instruments made or granted pursuant to the Ordinary Resolution) shall be subject to such limits and manner of calculation as may be prescribed by the Stock Exchange;

(ii) in exercising the authority conferred by the Ordinary Resolution, the Company shall comply with the provisions of the listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange for the time being in force (unless such compliance is waived by the Stock Exchange) and this Constitution; and

(iii) (unless revoked or varied by the Company in General Meeting) the authority conferred by the Ordinary Resolution shall not continue in force beyond the conclusion of the Annual General Meeting next following the passing of the Ordinary Resolution, or the date by which such Annual General Meeting is required by law to be held, or the expiration of such other period as may be prescribed by the Act (whichever is the earliest).

54. Except so far as otherwise provided by the conditions of issue or by this Constitution, all new shares shall be subject to the Act and this Constitution with reference to allotments, payment of calls, lien, transfer, transmission, forfeiture and otherwise. New shares otherwise subject to the Act and this Constitution

55. (1) The Company may by Ordinary Resolution:- Power to consolidate, subdivide and redenominate shares

(a) consolidate and divide all or any of its shares;

(b) subdivide its shares or any of them (subject nevertheless to the provisions of the Act and this Constitution) provided always that in such subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

(c) subject to the provisions of this Constitution and the Act, convert its share capital or any class of shares from one currency to another currency.

(2) The Company may by Special Resolution, subject to and in accordance with the Act, convert one class of shares into another class of shares. Power to convert shares

56. The Company may by Special Resolution reduce its share capital, or any other undistributable reserve in any manner and subject to any incident authorised and consent required by law. Without prejudice to the generality of the foregoing, upon cancellation of any share purchased or otherwise acquired by the Company pursuant to this Constitution and the Act, the number of issued shares of the Company shall be diminished by the number of the shares so cancelled, and, where any such cancelled share was purchased or acquired out of the capital of the Company, the amount of share capital of the Company shall be reduced accordingly. Power to reduce capital

CONVERSION OF SHARES INTO STOCK

57. The Company may by Ordinary Resolution convert any paid-up shares into stock, and may from time to time by like resolution reconvert any stock into paid-up shares of any denomination. Power to convert

58. The holders of stock may transfer the same or any part thereof in the same manner and subject to the same Regulations as and subject to which the shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances admit; but the Directors may from time to time fix the minimum number of stock units transferable and restrict or forbid the transfer of fractions of that minimum. Transfer of stock

59. The holders of stock shall, according to the number of stock units held by them, have the same rights, privileges and advantages as regards dividend, return of capital, voting and other matters, as if they held the shares from which the stock arose; but no such privilege or advantage (except as regards dividend and return of capital and the assets on winding up) shall be conferred by any such number of stock units which would not if existing in shares have conferred that privilege or advantage; and no such conversion shall affect or prejudice any preference or other special privileges attached to the shares so converted. Rights of stockholders

60. The provisions of this Constitution which are applicable to paid-up shares shall, so far as circumstances will admit, apply to stock, and the words "share" and "shareholder" therein shall include "stock" and "stockholder". Share or stock

GENERAL MEETING

61. (1) Save as otherwise permitted under the provisions of the Act or the rules of the Stock Exchange, an Annual General Meeting shall be held once in every year, at such time (within a period of not more than 15 months after the holding of the last preceding Annual General Meeting) and place in Singapore as may be determined by the Directors. Annual General Meeting

(2) All General Meetings other than Annual General Meetings shall be called Extraordinary General Meetings and, if required by the rules of the Stock Exchange, shall be held at such time and place in Singapore as may be determined by the Directors. Extraordinary General Meeting

62. The Directors may, whenever they think fit, convene an Extraordinary General Meeting and Extraordinary General Meetings shall also be convened by such requisition or, in default, may be convened by such requisitionists, in accordance with the provisions of the Act. If at any time there are not within Singapore sufficient Directors capable of acting to form a quorum at a meeting of Directors, any Director may convene an Extraordinary General Meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors. Calling Extraordinary General Meetings

NOTICE OF GENERAL MEETINGS

63. (1) Any General Meeting at which it is proposed to pass a Special Resolution or (save as provided by the Act) a resolution of which special notice has been given to the Company shall be called by at least twenty one days' notice in writing and any Annual General Meeting and any other Extraordinary General Meeting by at least fourteen days' notice in writing. The period of notice shall in each case be exclusive of the day on which it is served or deemed to be served and of the day on which the General Meeting is to be held and shall be given in the manner hereinafter mentioned to such persons as are under the provisions herein contained and the Act entitled to receive such notices from the Company; Provided that a General Meeting notwithstanding that it has been called by a shorter notice than that specified above shall be deemed to have been duly called if it is so agreed:- Notice of General Meetings

(a) in the case of an Annual General Meeting by all the Members entitled to attend and vote thereat; and

(b) in the case of an Extraordinary General Meeting by a majority in number of the Members having a right to attend and vote thereat, being a majority together holding not less than 95 per cent of the total voting rights of all the Members having a right to vote at that meeting.

Provided also that the accidental omission to give notice to, or the non-receipt by any person entitled thereto, shall not invalidate the proceedings at any General Meeting.

At least fourteen days' notice of any General Meeting shall be given by advertisement in the daily press and in writing to the Stock Exchange.

(2) Notice of every General Meeting shall be given to:- *Persons entitled to receive notice of General Meetings*

(a) every Member;

(b) every person entitled to a share in consequence of the death or bankruptcy or otherwise of a Member who but for the same would be entitled to receive notice of the General Meeting; and

(c) the Auditor for the time being of the Company.

64. (1) Every notice calling a General Meeting shall specify the place in Singapore and the day and hour of the meeting, and there shall appear with reasonable prominence in every such notice a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and to vote instead of him and that a proxy need not be a Member. *Contents of notice*

(2) In the case of an Annual General Meeting, the notice shall also specify the meeting as such. *Notice of Annual General Meeting*

(3) In the case of any General Meeting at which business other than routine business is to be transacted, the notice shall specify the general nature of the business; and if any resolution is to be proposed as a Special Resolution or as requiring special notice, the notice shall contain a statement to that effect. *Nature of special business to be specified*

65. Routine business shall mean and include only business transacted at an Annual General Meeting of the following classes, that is to say:- *Routine business*

(a) declaring dividends;

(b) considering and adopting the financial statements, the Directors' statement, the Auditor's report and other documents required to be attached to the financial statements;

(c) appointing or re-appointing the Auditor and fixing the remuneration of the Auditor or determining the manner in which such remuneration is to be fixed; and

(d) appointing or re-appointing Directors in place of those retiring by rotation or otherwise and fixing the remuneration of the Directors.

66. Any notice of a General Meeting to consider special business shall be accompanied by a statement regarding the effect of any proposed resolution in respect of such special business. *Special business*

PROCEEDINGS AT GENERAL MEETINGS

67. No business shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business. Save as herein otherwise provided, two Members present in person or by proxy shall form a quorum. Quorum

68. If within half an hour from the time appointed for the General Meeting (or such longer interval as the Chairman of the meeting may think fit to allow) a quorum is not present, the meeting, if convened on the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week (or if that day is a public holiday then to the next business day following that public holiday) at the same time and place in Singapore, or to such other day and at such other time and place in Singapore as the Directors may determine, and if at such adjourned meeting a quorum is not present within fifteen minutes from the time appointed for holding the meeting, the Members present in person or by proxy shall be deemed to be a quorum. Absence of Quorum

69. The Chairman, if any, of the Directors shall preside as Chairman at every General Meeting. If there be no such Chairman or if at any General Meeting he be not present within fifteen minutes after the time appointed for holding the meeting or be unwilling to act, the Members present shall choose some Director to be Chairman of the meeting or, if no Director be present or if all the Directors present decline to take the chair, one of their number present to be Chairman. Chairman of General Meeting

70. The Chairman may, with the consent of any General Meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. Where a General Meeting is adjourned sine die, the time and place in Singapore for the adjourned meeting shall be fixed by the Directors. When a General Meeting is adjourned for thirty days or more or sine die, notice of the adjourned meeting shall be given as in the case of the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned General Meeting. Adjournment

71. (1) If required by the listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange, all resolutions at General Meetings shall be voted by poll (unless such requirement is waived by the Stock Exchange). Mandatory polling

(2) Subject to Regulation 71(1), at any General Meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll be (before or on the declaration of the result of the show of hands) demanded:- Method of voting where mandatory polling not required

(a) by the Chairman; or

(b) by at least five Members present in person or by proxy and entitled to vote thereat; or

(c) by any Member or Members present in person or by proxy and representing not less than five per cent of the total voting rights of all the Members having the right to vote at the General Meeting; or

(d) by a Member or Members present in person or by proxy, holding shares conferring a right to vote at the General Meeting, being shares on which an aggregate sum has been paid up equal to not less than five per cent of the total sum paid up on all the shares conferring that right.

A demand for a poll made pursuant to this Regulation 71(2) shall not prevent the continuance of the General Meeting for the transaction of any business, other than the question on which the poll has been demanded. Unless a poll be so demanded (and the demand be not withdrawn) or is required pursuant to Regulation 71(1), a declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority or lost and an entry to that effect in the minute book shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. A demand for a poll made pursuant to this Regulation 71(2) may be withdrawn.

72. Where a poll is taken, it shall be taken in such manner (including the use of ballot or voting papers or tickets) as the Chairman may direct and the result of the poll shall be deemed to be the resolution of the General Meeting. The Chairman may (and, if required by the listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange or if so requested by the meeting, shall) appoint scrutineers and may adjourn the meeting to some time and place in Singapore fixed by him for the purpose of declaring the result of the poll.

73. If any votes be counted which ought not to have been counted or might have been rejected, the error shall not vitiate the result of the voting unless it be pointed out at the same General Meeting or at any adjournment thereof and not in any case unless it shall in the opinion of the Chairman be of sufficient magnitude.

Votes counted in error

74. In the case of an equality of votes, whether on a poll or on a show of hands, the Chairman of the meeting at which the poll or show of hands takes place shall be entitled to a casting vote.

Chairman's casting vote

75. A poll on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken either immediately or at such subsequent time (not being more than thirty days from the date of the General Meeting) and place in Singapore as the Chairman may direct. No notice need be given of a poll not taken immediately.

Time for taking a poll

76. After the Chairman of any meeting shall have declared the General Meeting to be over and shall have left the chair no business or question shall under any pretext whatsoever be brought forward or discussed.

End of General Meeting

VOTE OF MEMBERS

77. (1) Each Member entitled to vote may vote in person or by proxy. Every Member who is present in person or by proxy shall:-

Voting rights of members

(a) on a poll, have one vote for every share which he holds or represents; and

(b) on a show of hands, have one vote, provided that:-

(i) in the case of a Member who is not a relevant intermediary and who is represented by two proxies, only one of the two proxies as determined by that Member or, failing such determination, by the Chairman of the meeting (or by a person authorised by him) in his sole discretion shall be entitled to vote on a show of hands; and

(ii) in the case of a Member who is a relevant intermediary and who is represented by two or more proxies, each proxy shall be entitled to vote on a show of hands.

For the purpose of determining the number of votes which a Member, being a Depositor, or his proxy may cast at any General Meeting on a poll, the reference to shares held or represented shall, in relation to shares of that Depositor, be the number of shares entered against his name in the Depository Register as at 72 hours before the time of the relevant General Meeting.

(2) Save as otherwise provided under the provisions of the Act:- Appointment of proxies

(a) a Member who is not a relevant intermediary may appoint not more than two proxies to attend, speak and vote at the same General Meeting. Where such Member's form of proxy appoints more than one proxy, the proportion of the shareholding concerned to be represented by each proxy shall be specified in the form of proxy; and

(b) a Member who is a relevant intermediary may appoint more than two proxies to attend, speak and vote at the same General Meeting, but each proxy must be appointed to exercise the rights attached to a different share or shares held by such Member. Where such Member's form of proxy appoints more than two proxies, the number and class of shares in relation to which each proxy has been appointed shall be specified in the form of proxy.

(3) In any case where a Member is a Depositor, the Company shall be entitled and bound:- Shares entered in Depository Register

(a) to reject any instrument of proxy lodged by that Depositor if he is not shown to have any shares entered against his name in the Depository Register as at 72 hours before the time of the relevant General Meeting; and

(b) to accept as the maximum number of votes which in aggregate the proxy or proxies appointed by that Depositor is or are able to cast on a poll a number which is the number of shares entered against the name of that Depositor in the Depository Register as at 72 hours before the time of the relevant General Meeting, whether that number is greater or smaller than the number specified in any instrument of proxy executed by or on behalf of that Depositor.

(c) Subject to this Constitution, the Act and the listing rules of the Stock Exchange, the Directors may, at their sole discretion, approve and implement, subject to such security measures as may be deemed necessary or expedient, such voting methods to allow members who are unable to vote in person at any general meeting the option to vote in absentia, including but not limited to voting by mail, electronic mail or facsimile. Voting in Absentia

(4) The Company shall be entitled and bound, in determining rights to vote and other matters in respect of a completed instrument of proxy submitted to it, to have regards to the instructions (if any) given by and the notes (if any) set out in the instrument of proxy. Notes and instructions

78. Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any General Meeting or of any class of Members and the persons so authorised shall be entitled to exercise the same powers on behalf of the corporation as the corporation would exercise if it were an individual Member and such corporation shall for the purpose of this Constitution (but subject to the Act) be deemed to be present in person at any such General Meeting if a person so authorised is present thereat. Corporations acting by representatives

79. Where there are joint holders of any share any one of such persons may vote and be reckoned in a quorum at any General Meeting either personally or by proxy as if he were solely entitled thereto and if more than one of such joint holders be so present at any General Meeting that one of such persons so present whose name stands first in the Register of Members or (as the case may be) the Depository Register in respect of such share shall alone be entitled to vote in respect thereof. Several executors or administrators of a deceased Member in whose name any share stands shall for the purpose of this Regulation be deemed joint holders thereof. Voting rights or joint holders

80. Subject to this Constitution every Member shall be entitled to be present and to vote at any General Meeting either personally or by proxy and to be reckoned in a quorum in respect of shares fully paid and in respect of partly paid shares where calls are not due and unpaid. Rights to vote

81. No objection shall be raised to the qualification of any voter except at the General Meeting or adjourned General Meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting whose decision shall be final and conclusive. Objections

82. On a poll votes may be given either personally or by proxy and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way. Votes on a poll

83. (1) An instrument appointing a proxy shall be in writing and:- Execution of proxies

(a) in the case of an individual shall be:-

(i) signed by the appointor or his attorney if the instrument of proxy is delivered personally or sent by post; or

(ii) authorised by that individual through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication; and

(b) in the case of a corporation shall be:-

(i) either given under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation if the instrument of proxy is delivered personally or sent by post; or

(ii) authorised by that corporation through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication.

The Directors may, for the purposes of Regulations 83(1)(a)(ii) and 83(1)(b)(ii), designate procedures for authenticating any such instrument, and any such instrument not so authenticated by use of such procedures shall be deemed not to have been received by the Company.

The signature on, or authorisation of, such instrument need not be witnessed. Where an instrument appointing a proxy is signed or authorised on behalf of the appointor (which shall, for purposes of this paragraph include a Depositor) by an attorney, the letter or power of attorney or a duly certified copy thereof must (failing previous registration with the Company) be lodged with the instrument of proxy pursuant to Regulation 85, failing which the instrument may be treated as invalid.

(2) The Directors may, in their absolute discretion:- Directors may approve method and manner, and designate procedure, for electronic communications

(a) approve the method and manner for an instrument appointing a proxy to be authorised; and

(b) designate the procedure for authenticating an instrument appointing a proxy, as contemplated in Regulations 83(1)(a)(ii) and 83(1)(b)(ii) for application to such Members or class of Members as they may determine. Where the Directors do not so approve and designate in relation to a Member (whether of a class or otherwise), Regulation 83(1)(a)(i) and/or (as the case may be) Regulation 83(1)(b)(i) shall apply.

84. A proxy need not be a Member. A proxy need not be Member

85. (1) An instrument appointing a proxy or the power of attorney or other authority, if any:- Deposit of proxies

(a) if sent personally or by post, must be left at the Office or such other place (if any) as is specified for the purpose in the notice convening the General Meeting; or

(b) if submitted by electronic communication, must be received through such means as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the General Meeting,

and in either case not less than 72 hours before the time appointed for the holding of the General Meeting or adjourned General Meeting (or in the case of a poll before the time appointed for the taking of the poll) to which it is to be used and in default shall not be treated as valid. The deposit of an instrument appointing a proxy does not preclude the Member concerned from attending and voting in person at the meeting, as well as for any adjournment of the meeting to which it relates. In such an event, the appointment of the proxy or proxies is deemed to be revoked by the Member concerned at the point when the Member attends the meeting.

(2) The Directors may, in their absolute discretion, and in relation to such Members or class of Members as they may determine, specify the means through which instruments appointing a proxy may be submitted by electronic communications, as contemplated in Regulation 85(1)(b). Where the Directors do not so specify in relation to a Member (whether of a class or otherwise), Regulation 85(1)(a) shall apply. — Directors may specify means for electronic communications

86. An instrument appointing a proxy shall be deemed to include the right to demand or join in demanding a poll, to move any resolution or amendment thereto and to speak at the General Meeting. — Rights of proxies

87. An instrument appointing a proxy shall be in writing in any usual or common form or in any other form which the Directors may approve. An instrument appointing a proxy shall, unless the contrary is stated therein be valid as well for any adjournment of the General Meeting as for the General Meeting to which it relates and need not be witnessed. — Form of proxies

88. A vote given in accordance with the terms of an instrument of proxy (which for the purposes of this Constitution shall also include a power of attorney) shall be valid notwithstanding the previous death or mental disorder of the principal or revocation of the proxy, or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, mental disorder, revocation or transfer shall have been received by the Company at the Office (or such other place as may be specified for the deposit of instruments appointing proxies) before the commencement of the General Meeting or adjourned General Meeting (or in the case of a poll before the time appointed for the taking of the poll) at which the proxy is used. — Intervening death or mental disorder of principal not to revoke proxy

DIRECTORS

89. The number of Directors all of whom shall be natural persons shall not unless otherwise determined by a General Meeting from time to time be less than one. The Company may, subject to this Constitution, vary the minimum number of Directors by Ordinary Resolution from time to time. — Number of Directors

90. A Director need not be a Member and shall not be required to hold any share qualification unless and until otherwise determined by the Company in General Meeting but he shall be entitled to attend and speak at General Meetings. — Qualification

91. The general remuneration of the Directors shall from time to time be determined by the Company in General Meeting. Such remuneration shall be divided among them in such proportions and manner as the Directors may agree or failing agreement, equally. Fees payable to Directors shall not be increased except pursuant to a resolution passed at a General Meeting, where notice of the proposed increase has been given in the notice convening the meeting. — Remuneration of Directors

92. (1) Each Director shall in addition to any other remuneration be entitled to be recouped all travelling hotel and other expenses properly incurred by him for the purpose of attending meetings of the Directors or of any committee or any General Meeting or otherwise in the course of the Company's business. — Expenses

(2) The Directors may grant special remuneration to any of their number who being called upon shall be willing to render any special or extra services to the Company or to go or reside abroad in connection with the conduct of any of the affairs of the Company. Such special remuneration may be made payable to such Director in addition to or in substitution for his — Extra remuneration

ordinary remuneration as a Director, and may be made payable by a lump sum or by way of salary, or, except in the case of a non-executive director, by a percentage of profits, or by any or all of those modes.

(3) Fees payable to non-executive Directors shall be by a fixed sum, and not by a commission on or a percentage of profits or turnover. Salaries payable to executive Directors may not include a commission on or a percentage of turnover. Payment of remuneration

93. The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance. Pensions

94. Other than the office of Auditor, a Director may hold any other office or place of profit under the Company and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine. No Director or intending Director shall be disqualified by his office from contracting or entering into any arrangement or transaction with the Company either as vendor, purchaser or otherwise nor shall such contract, arrangement or transaction or any contract, arrangement or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract, arrangement or transaction by reason only of such Director holding that office or of the fiduciary relation thereby established but every Director and Chief Executive Officer (or person(s) holding an equivalent position) shall observe the provisions of the Act relating to the disclosure of the interests of the Directors and Chief Executive Officers (or person(s) holding an equivalent position) in transactions or proposed transactions with the Company or of any office or property held by a Director or a Chief Executive Officer (or person(s) holding an equivalent position) which might create duties or interests in conflict with his duties or interests as a Director or a Chief Executive Officer (or an equivalent position), as the case may be. A Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any personal material interest, directly or indirectly. A Director shall not be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting. Power of Directors to hold office of profit and to contract with Company

95. (1) A Director may be or become a director of or hold any office or place of profit (other than as Auditor) or be otherwise interested in any company in which the Company may be interested as vendor, purchaser, shareholder or otherwise and unless otherwise agreed shall not be accountable for any fees, remuneration or other benefits received by him as a director or officer of or by virtue of his interest in such other company. Holding of office in other companies

(2) The Directors may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as the Directors think fit in the interests of the Company (including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors of such company or voting or providing for the payment of remuneration to the directors of such company) and any such Director may vote in favour of the exercise of such voting powers in the manner aforesaid notwithstanding that he may be or be about to be appointed a director of such other company. Exercise of voting power

96. The Directors may from time to time appoint one or more of their body to be Chief Executive Officer or Chief Executive Officers of the Company (or such person or persons holding equivalent position(s)) and may from time to time (subject to the provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their place or places. Where an appointment is for a fixed term such term shall not exceed five years.

Appointment of Chief Executive Officer

97. A Chief Executive Officer (or person holding an equivalent position) who is a Director shall subject to the provisions of any contract between him and the Company be subject to the same provisions as to retirement by rotation, resignation and removal as the other Directors.

Chief Executive Officer to be subject to retirement by rotation

98. The remuneration of a Chief Executive Officer (or person holding an equivalent position) shall from time to time be fixed by the Directors and may subject to this Constitution be by way of salary or commission or participation in profits or by any or all these modes but he shall not under any circumstances be remunerated by a commission on or a percentage of turnover.

Remuneration of Chief Executive Officer

99. A Chief Executive Officer (or person holding an equivalent position) shall at all times be subject to the control of the Directors.

Powers of Chief Executive Officer

ALTERNATE DIRECTORS

Alternate Director

100. (a) A Director who is absent or about to be absent from Singapore, may appoint any person (other than another Director) approved by the majority of his co-Directors to be his alternate Director in the Company and may at any time remove any such alternate Director so appointed from office.

(b) An alternate Director shall (subject to his giving to the Company an address in Singapore) be entitled to receive notices of all meetings of the Directors and to attend and vote as a Director at such meetings at which the Director appointing him is not personally present and generally to perform all functions of his appointor as a Director in his absence.

(c) An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director otherwise than by retiring and being re-elected at the same meeting.

(d) All appointments and removals of alternate Directors shall be effected in writing under the hand of the Director making or terminating such appointment left at the Office.

(e) No Director may act as an alternate Director of the Company. A person shall not act as alternate Director to more than one Director at the same time.

(f) An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his principal as such principal may by notice in writing to the Company from time to time direct, in which event any fee paid by the Company to an alternate Director shall be deducted from the remuneration of the Director appointing the alternate.

GENERAL POWERS OF DIRECTORS

101. The business and the affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors may exercise all such powers of the Company as are not required to be exercised by the Company in General Meeting under the Act or this Constitution. The Directors shall not carry into effect any proposals for selling or disposing of the whole or substantially the whole of the Company's undertaking unless such proposals have been approved by Members in a General Meeting. The general powers given by this Regulation shall not be limited or restricted by any special authority or power given to the Directors by any other Regulation.

General powers of Directors to manage Company's business

102. The Directors may from time to time by power of attorney under the Seal appoint any company, firm or person or any fluctuating body of persons whether nominated directly or indirectly by the Directors to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under this Constitution) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with such attorney as the Directors may think fit and may also authorise any such attorney to sub- delegate all or any of the powers, authorities and discretions vested in him.

Power to appoint attorneys

103. The Directors may establish any local boards or agencies for managing any affairs of the Company, either in Singapore or elsewhere and may appoint any persons to be members of such local boards or any managers or agents, and may fix their remuneration, and may delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with power to sub-delegate, and may authorise the members of any local board or any of them to fill any vacancies therein and to act notwithstanding vacancies, and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit and the Directors may remove any person so appointed, and may annul or vary any such delegation but no person acting in good faith and without notice of any such annulment or variation shall be affected thereby.

Power to establish local boards, etc

104. The Company or the Directors on behalf of the Company may in exercise of the powers in that behalf conferred by the Act cause to be kept a Branch Register, or Branch Registers, of Members and the Directors may (subject to the provisions of the Act) make and vary such regulations as they may think fit in respect of the keeping of any such Register.

Power to keep a Branch Register

105. All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

Signature of cheque and bills

BORROWING POWERS

106. The Directors may borrow or raise money from time to time for the purpose of the Company or secure the payment of such sums as they think fit and may secure the repayment or payment of such sums by mortgage or charge upon all or any of the property or assets of the Company or by the issue of debentures (whether at par or at discount or premium) or otherwise as they may think fit.

Power to borrow

MEETINGS AND PROCEEDINGS OF DIRECTORS

107. (1) The Directors may meet together either in person or by telephone, radio, conference television or similar communication equipment or any other form of audio, audio-visual, electronic or instantaneous communication by which all persons participating in the meeting are able to hear and be heard by all other participants, for the dispatch of business and adjourn and otherwise regulate their meetings as they think fit and a quorum for such teleconference meetings shall be the same as the quorum required of a Directors' meeting provided under this Constitution. A resolution passed by such a conference shall, notwithstanding that the Directors are not present together at one place at the time of conference, be deemed to have been passed at a meeting of the Directors held on the day and at the time at which the conference was held and shall be deemed to have been held at the Office of the Company, unless otherwise agreed, and all Directors participating at that meeting shall be deemed for all purposes of this Constitution to be present at that meeting. Meetings of Directors

(2) Questions arising at any meeting shall be decided by a majority of votes and in case of an equality of votes the Chairman of the meeting shall have a second or casting vote except when only two Directors are present and form a quorum or only two Directors are competent to vote on the question. Votes

108. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors but it shall not be necessary to give notice of a meeting of Directors to any Director for the time being absent from Singapore. Notice of meeting

109. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall (except where the Company has only one Director) be two. A meeting of the Directors at which a quorum is present shall be competent to exercise all the powers and discretions for the time being exercisable by the Directors. Quorum

110. A Director notwithstanding his interest may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged, and he may vote on any such appointment or arrangement other than his own appointment or the arrangement of the terms thereof. Effect of interest of Director on quorum

111. The continuing Directors may act notwithstanding any vacancies but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with this Constitution the continuing Directors or Director may, except in an emergency, act only for the purpose of filling up such vacancies or of summoning General Meetings. If there be no Directors or Director able or willing to act, then any two Members may summon a General Meeting for the purpose of appointing Directors. Proceedings in case of vacancies

112. The Directors may from time to time elect a Chairman and if desired a Deputy Chairman and determine the period for which he is or they are to hold office. The Deputy Chairman will perform the duties of the Chairman during the Chairman's absence for any reason. The Chairman and in his absence the Deputy Chairman shall preside as Chairman at meetings of the Directors but if no such Chairman or Deputy Chairman be elected or if at any meeting the Chairman and the Deputy Chairman be not present within five minutes after the time appointed for holding the same, the Directors present shall choose one of their number to be Chairman of such meeting. Chairman of Directors

113. A resolution in writing signed by a majority of the Directors (who are not disqualified from voting) shall be as effective as a resolution passed at a meeting of the Directors duly convened and held and may consist of several documents in the like form each signed by one or more of the Directors. The expressions "in writing" and "signed" include approval by any such Director by telefax, telex, cable or telegram or any form of electronic communication approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.

Resolutions in writing

114. The Directors may delegate any of their powers to committees consisting of such member or members of their body and (if thought fit) one or more other persons co-opted as hereinafter provided. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on them by the Directors. Any such regulations may provide for or authorise the co-option to the committee of persons other than Directors and for such co-opted members to have voting rights as members of the committee.

Delegation to committees

115. The meetings and proceedings of any such committee consisting of two or more members shall be governed by the provisions of this Constitution regulating the meetings and proceedings of the Directors, so far as the same are applicable and are not superseded by any regulations made by the Directors under the last preceding Regulation.

Proceedings at committee meeting

116. All acts done by any meeting of Directors or of a committee of Directors or by any person acting as Director shall as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any such Director or person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

Validity of acts in spite of defect

ROTATION OF DIRECTORS

117. Subject to the provisions of this Constitution and to the provisions of the Act, at each Annual General Meeting one-third of the Directors for the time being, or if their number is not a multiple of three, the number nearest to but not less than one-third with a minimum of one, shall retire from office and a Director at an Annual General Meeting shall retain office until the close of the meeting, whether adjourned or not.

Retirement of Directors by rotation

118. The Directors to retire in every year shall be those who, being subject to retirement by rotation, have been longest in office since their last re-election or appointment, but as between persons who became or were last re-elected Directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot. A retiring Director shall be eligible for re-election.

Selection of Directors to retire

119. The Company at the General Meeting at which a Director retires under any provision of this Constitution may by Ordinary Resolution fill up the vacated office, by electing a person thereto. In default the retiring Director shall be deemed to have been re-elected, unless:-

Filling vacated office

(a) at such General Meeting it is expressly resolved not to fill up such vacated office or a resolution for the re-election of such Director is put to the meeting and lost; or

(b) such Director is disqualified under the Act from holding office as a Director or has given notice in writing to the Company that he is unwilling to be re-elected; or

(c) such Director is disqualified from acting as a director in any jurisdiction for reasons other than on technical grounds.

120. No person other than a Director retiring at a General Meeting shall, unless recommended by the Directors for election, be eligible for appointment as a Director at any General Meeting unless not less than eleven clear days (i.e. exclusive of the date on which the notice is given as well as the date of the General Meeting) before the date appointed for the General Meeting there shall have been left at the Office, a notice in writing signed by some Member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election or notice in writing signed by the person to be proposed giving his consent to the nomination and signifying his candidature for the office, Provided that in the case of a person recommended by the Directors for election, not less than nine clear days' notice (i.e. exclusive of the date on which the notice is given as well as the date of the General Meeting) shall be necessary, and notice of each and every such person proposed shall be served on the Members at least seven days prior to the General Meeting at which the election is to take place.

Notice of intention to appoint Director

121. In accordance with the Act, the Company may by Ordinary Resolution of which special notice has been given remove any Director before the expiration of his period of office, notwithstanding any provision of this Constitution or of any agreement between the Company and such Director but without prejudice to any claim he may have for damages for breach of any such agreement. The Company in General Meeting may appoint another person in place of a Director so removed from office and any person so appointed shall be subject to retirement by rotation at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director. In default of such appointment the vacancy so arising may be filled by the Directors as a casual vacancy.

Vacation of office of Directors

122. The Company may by Ordinary Resolution appoint any person to be a Director either to fill a casual vacancy or as an additional Director. Without prejudice thereto the Directors shall have power at any time so to do but so that the total number of Directors shall not at any time exceed the maximum number fixed by or in accordance with this Constitution. Any person so appointed under this Regulation shall hold office only until the next Annual General Meeting and shall then be eligible for re-election but shall not be taken into account in determining the number of Directors who are to retire by rotation at such meeting.

Power to fill casual vacancies and to appoint additional Director

VACATION OF OFFICE OF DIRECTORS

123. The office of a Director shall be vacated in any one of the following events, namely:-

Vacation of office of Directors

(a) if he shall become prohibited by law from acting as a Director;

(b) if he shall become disqualified from acting as a director in any jurisdiction for reasons other than on technical grounds;

(c) if he becomes bankrupt or suspends payment of his debts or makes any arrangement or composition with his creditors generally;

(d) if he becomes mentally disordered (including being of unsound mind) and incapable of managing himself or his affairs;

(e) if he resigns his office by notice in writing to the Company;

(f) if he or any alternate appointed by him shall absent himself from the meetings of the Directors during a period of two calendar months without special leave of absence from the Directors; or

(g) if he be removed from office by a resolution of the Company in General Meeting.

SECRETARY

124. The Secretary or Secretaries shall and a Deputy or Assistant Secretary or Secretaries may be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit, and any Secretary, Deputy or Assistant Secretary so appointed may be removed by them, but without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company. The appointment and duties of the Secretary or Secretaries shall not conflict with the provisions of the Act. Secretary

SEAL

125. (1) The Directors shall provide for the safe custody of the Seal which shall not be used without the authority of the Directors or of a committee authorised by the Directors in that behalf. Safe custody of Seal

(2) Every instrument to which the Seal shall be affixed shall be signed autographically by two Directors, or by one Director and the Secretary or some other person appointed by the Directors in place of the Secretary for the purpose, save that as regards any certificates for shares or debentures or other securities of the Company the Directors may by resolution determine that such signatures or either of them shall be affixed by some method or system of mechanical signature. Affixation of the seal

(3) The Company may exercise the powers conferred by the Act with regard to having an Official Seal for use abroad, and such powers shall be vested in the Directors. Official Seal

(4) The Company may have a duplicate Common Seal as referred to in the Act which shall be a facsimile of the Common Seal with the addition on its face of the words "Share Seal". Share Seal

AUTHENTICATION OF DOCUMENTS

126. Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Directors or any committee, and any books, records, documents, accounts and financial statements relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents, accounts or financial statements are elsewhere than at the Office, the local manager and other officer of the Company having custody thereof shall be deemed to be a person appointed by the Directors as aforesaid. Any authentication or certification made pursuant to this Regulation may be made by any electronic means approved by the Directors from time to time for such purpose incorporating, if the Directors deem necessary, the use of security procedures or devices approved by the Directors. Power to authenticate documents

127. A document purporting to be a copy of a resolution of the Directors or an extract from the minutes of a meeting of Directors which is certified as such in accordance with the provisions of the last preceding Regulation shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of a duly constituted meeting of the Directors.

Certified copies of resolutions of the Directors

MINUTES AND BOOKS

Minutes

128. The Directors shall cause minutes to be kept in books to be provided for the purpose:-

(a) of all appointments of officers made by the Directors;

(b) of the names of the Directors present at each meeting of Directors and of any committee of Directors; and

(c) of all resolutions and proceedings at all General Meetings and of any class of Members, of the Directors and of committees of Directors.

129. Any register, index, minute book, accounting record, minute or other book required by this Constitution or by the Act to be kept by or on behalf of the Company may, subject to and in accordance with the Act, be kept in hard copy form or in electronic form, and arranged in the manner that the Directors think fit. If such records are kept in electronic form, the Directors shall ensure that they are capable of being reproduced in hard copy form, and shall provide for the manner in which the records are to be authenticated and verified. In any case where such records are kept otherwise than in hard copy form, the Directors shall take reasonable precautions for ensuring the proper maintenance and authenticity of such records, guarding against falsification and facilitating the discovery of any falsifications.

Form of registers, etc

FINANCIAL STATEMENTS

130. The Directors shall cause to be kept such accounting and other records as are necessary to comply with the provisions of the Act and shall cause those records to be kept in such manner as to enable them to be conveniently and properly audited.

Directors to keep proper accounting records

131. Subject to the Act, the books of accounts shall be kept at the Office or at such other place or places as the Directors think fit within Singapore. No Member (other than a Director) shall have any right of inspecting any account or book or document or other recording of the Company except as is conferred by law or authorised by the Directors or by an Ordinary Resolution of the Company.

Location of books and inspection

132. In accordance with the Act, the Directors shall cause to be prepared and to be laid before the Company in General Meeting such financial statements, balance sheets, reports, statements and other documents as may be necessary. Whenever so required, the interval between the close of a financial year of the Company and the date of the Company's Annual General Meeting shall not exceed four months (or such other period as may be permitted by the Act).

Presentation of financial statements

Copies of financial statements

133. A copy of the financial statements and, if required, the balance sheet (including every document required by the Act to be attached thereto), which is duly audited and which is to be laid before the Company in General Meeting accompanied by a copy of the Auditor's report thereon, shall not less than fourteen days before the date of the General Meeting be sent to every Member

and to every other person who is entitled to receive notices of General Meetings from the Company under the provisions of the Act or of this Constitution, provided that:-

(a) these documents may be sent less than fourteen days before the date of the General Meeting if all persons entitled to receive notices of General Meetings from the Company so agree and the relevant listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange are complied with; and

(b) this Regulation shall not require a copy of these documents to be sent to any person of whose address the Company is not aware or to more than one of the joint holders of a share in the Company or the several persons entitled thereto in consequence of the death or bankruptcy of the holder or otherwise but any Member to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office.

AUDITOR

134. An Auditor shall be appointed and his duties regulated in accordance with the provisions of the Act. Every Auditor of the Company shall have a right of access at all times to the accounting and other records of the Company and shall make his report as required by the Act. Appointment of Auditors

135. Subject to the provisions of the Act, all acts done by any person acting as an Auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment. Validity of acts of Auditor in spite of defect

136. An Auditor shall be entitled to attend any General Meeting and to receive all notices of and other communications relating to any General Meeting which any Member is entitled to receive and to be heard at any General Meeting on any part of the business of the General Meeting which concerns him as Auditor. Auditor's right to receive notices of and attend at General Meetings

DIVIDENDS

137. The Company may Ordinary Resolution declare dividends, but no dividend shall exceed the amount recommended by the Directors. Unless otherwise provided under the Act, no dividend may be paid to the Company in respect of treasury shares. Payment of dividends

138. The Directors may from time to time pay to the Members such interim dividends as appear to the Directors to be justified by the profits of the Company. Interim dividend

139. No dividend shall be paid otherwise than out of profits. Dividend only out of profits

140. Subject to any rights or restrictions attached to any shares or class of shares and except as otherwise permitted under the Act:- Application and apportionment of dividends

(a) all dividends in respect of shares must be paid in proportion to the number of shares held by a Member but where shares are partly paid all dividends must be apportioned and paid proportionately to the amounts paid or credited as paid on the partly paid shares; and

(b) all dividends must be apportioned and paid proportionately to the amounts so paid or credited as paid during any portion or portions of the period in respect of which the dividend is paid.

For the purposes of this Regulation, an amount paid or credited as paid on a share in advance of a call is to be ignored.

141. (1) Whenever the Directors or the Company in General Meeting have resolved or proposed that a dividend (including an interim, final, special or other dividend) be paid or declared on the ordinary share capital of the Company, the Directors may further resolve that Members entitled to such dividend be entitled to elect to receive an allotment of ordinary shares credited as fully paid in lieu of cash in respect of the whole or such part of the dividend as the Directors may think fit. In such case, the following provisions shall apply:- Scrip dividend scheme

(a) the basis of any such allotment shall be determined by the Directors;

(b) the Directors shall determine the manner in which Members shall be entitled to elect to receive an allotment of ordinary shares credited as fully paid in lieu of cash in respect of the whole or such part of any dividend in respect of which the Directors shall have passed such a resolution as aforesaid, and the Directors may make such arrangements as to the giving of notice to Members, providing for forms of election for completion by Members (whether in respect of a particular dividend or dividends or generally), determining the procedure for making such elections or revoking the same and the place at which and the latest date and time by which any forms of election or other documents by which elections are made or revoked must be lodged, and otherwise make all such arrangements and do all such things, as the Directors consider necessary or expedient in connection with the provisions of this Regulation;

(c) the right of election may be exercised in respect of the whole of that portion of the dividend in respect of which the right of election has been accorded provided that the Directors may determine, either generally or in any specific case, that such right shall be exercisable in respect of the whole or any part of that portion; and

(d) the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on the ordinary shares in respect whereof the share election has been duly exercised (the "elected ordinary shares") and in lieu and in satisfaction thereof ordinary shares shall be allotted and credited as fully paid to the holders of the elected ordinary shares on the basis of allotment determined as aforesaid and for such purpose and notwithstanding the provisions of Regulation 152, the Directors may (i) capitalise and apply the amount standing to the credit of any of the Company's reserve accounts as the Directors may determine, such sum as may be required to pay up in full the appropriate number of ordinary shares for allotment and distribution to and among the holders of the elected ordinary shares on such basis or (ii) apply the sum which would otherwise have been payable in cash to the holders of the elected ordinary shares towards payment of the appropriate number of ordinary shares for allotment and distribution to and among the holders of the elected ordinary shares on such basis.

(2) (a) The ordinary shares allotted pursuant to the provisions of paragraph (1) of this Regulation shall rank pari-passu in all respects with the ordinary shares then in issue save only as regards participation in the dividend which is the subject of the election referred to above (including the right to make the election referred to above) or any other distributions, bonuses or rights paid, made declared or announced prior to or contemporaneous

with the payment or declaration of the dividend which is the subject of the election referred to above, unless the Directors shall otherwise specify.

(b) The Directors may do all acts and things considered necessary or expedient to give effect to the provisions of paragraph (1) of this Regulation, with full power to make such provisions as they think fit in the case of shares becoming distributable in fractions (including, notwithstanding any provision to the contrary in this Constitution, provisions whereby, in whole or in part, fractional entitlements are aggregated and sold and the net proceeds distributed to those entitled, or are disregarded or rounded up or down, or whereby the benefit of fractional entitlements accrues to the Company rather than to the Members concerned).

(3) The Directors may on any occasion when they resolve as provided in paragraph (1) of this Regulation determine that rights of election under that paragraph shall not be made available to Members who are registered in the Register of Members or (as the case may be) the Depository Register, or in respect of ordinary shares the transfer of which is registered, after such date as the Directors may fix subject to such exceptions as the Directors think fit, and in such event the provisions of this Regulation shall be read and construed subject to such determination. Record date

(4) The Directors may on any occasion when they resolve as provided in paragraph (1) of this Regulation further determine that no allotment of shares or rights of election for shares under that paragraph shall be made available or made to Members whose registered addresses entered in the Register of Members or (as the case may be) the Depository Register is outside Singapore or to such other Members or class of Members as the Directors may in their sole discretion decide and in such event the only entitlement of the Members aforesaid shall be to receive in cash the relevant dividend resolved or proposed to be paid or declared. Eligibility

(5) Notwithstanding the foregoing provisions of this Regulation, if at any time after the Directors' resolution to apply the provisions of paragraph (1) of this Regulation in relation to any dividend but prior to the allotment of ordinary shares pursuant thereto, the Directors shall consider that by reason of any event or circumstance (whether arising before or after such resolution) or by reason of any matter whatsoever it is no longer expedient or appropriate to implement that proposal, the Directors may at their own discretion and without assigning any reason therefore, cancel the proposed application of paragraph (1) of this Regulation. Disapplication

142. The Directors may retain any dividends or other moneys payable on or in respect of a share on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities, or engagements in respect of which the lien exists. Retention of Dividend

143. Any General Meeting declaring a dividend may direct payment of such dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties Payment of dividend in specie

and may vest any such specific assets in trustees as may seem expedient to the Directors. No valuation, adjustment or arrangement so made shall be questioned by any Member.

144. Any dividend, interest or other moneys payable in cash on or in respect of shares may be paid by cheque or warrant order sent through the post directed to the registered address of the holder or in the case of joint holders, to the registered address of that one of the joint holders who is first named in the Register of Members or (as the case may be) the Depository Register or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be payable to the order of the person to whom it is sent.

Dividend payable by cheque

145. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby, and the Company shall not be responsible for the loss of any cheque or warrant which shall be sent by post duly addressed to the person for whom it is intended.

Company not responsible for loss

146. No unpaid dividend shall bear interest against the Company.

No interest

147. A transfer of shares shall not pass the right to any dividend declared thereon before the registration of the transfer.

No dividend before registration

148. The Directors may retain the dividends payable upon shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a Member or which any person under that Regulation is entitled to transfer, until such person shall become a Member in respect thereof or shall duly transfer the same.

Power to retain dividends pending transmission

149. The payment by the Directors of any unclaimed dividends or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof. All dividends unclaimed after being declared may be invested or otherwise made use of by the Directors for the benefit of the Company and any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and if so shall revert to the Company but the Directors may at any time thereafter at their absolute discretion annul any such forfeiture and pay the dividend so forfeited to the person entitled thereto prior to the forfeiture. If the Depository returns any such dividend or moneys to the Company, the relevant Depositor shall not have any right or claim in respect of such dividend or moneys against the Company if a period of six years has elapsed from the date of the declaration of such dividend or the date on which such other moneys are first payable.

Unclaimed dividends

150. A payment by the Company to the Depository of any dividend or other moneys payable to a Depositor shall, to the extent of the payment made, discharge the Company from any liability to the Depositor in respect of that payment.

Payment to Depository good discharge

RESERVES

151. The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for meeting contingencies or for the gradual liquidation of any debt or liability of the Company or for repairing or maintaining the works, plant and machinery of the Company or for special dividends or bonuses or for equalising dividends or for any other purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special

Power to carry profits to reserve or carry forward profits

funds into which the reserve may have been divided. The Directors may also without placing the same to reserve carry forward any profits which they may think it not prudent to divide.

CAPITALISATION OF PROFITS AND RESERVES

152. (1) The Directors may, with the sanction of an Ordinary Resolution of the Company, including any Ordinary Resolution passed pursuant to Regulation 53(2) (but subject to Regulation 8(3)):- Power to capitalise profits

(a) issue bonus shares for which no consideration is payable to the Company to the persons registered as holders of shares in the Register of Members or (as the case may be) the Depository Register at the close of business on:-

(i) the date of the Ordinary Resolution (or such other date as may be specified therein or determined as therein provided); or

(ii) (in the case of an Ordinary Resolution passed pursuant to Regulation 53(2)) such other date as may be determined by the Directors,

in proportion to their then holdings of shares; and/or

(b) capitalise any sum standing to the credit of any of the Company's reserve accounts or other undistributable reserve or any sum standing to the credit of profit and loss account by appropriating such sum to the persons registered as holders of shares in the Register of Members or (as the case may be) in the Depository Register at the close of business on:-

(i) the date of the Ordinary Resolution (or such other date as may be specified therein or determined as therein provided); or

(ii) (in the case of an Ordinary Resolution passed pursuant to Regulation 53(2)) such other date as may be determined by the Directors,

in proportion to their then holdings of shares and applying such sum on their behalf in paying up in full new shares (or, subject to any special rights previously conferred on any shares or class of shares for the time being issued, new shares of any other class not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them as bonus shares in the proportion aforesaid.

(2) The Directors may do all acts and things considered necessary or expedient to give effect to any such bonus issue or capitalisation under Regulation 152(1), with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for any such bonus issue or capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned. Power to give effect to bonus issues and capitalisations

(3) In addition and without prejudice to the powers provided for by Regulations 152(1) and 152(2), the Directors shall have power to issue shares for which no consideration is payable and/or to capitalise any undivided profits or other moneys of the Company not required for the payment or provision of any dividend on any shares entitled to cumulative or noncumulative preferential dividends (including profits or other moneys carried and standing to any reserve or reserves) and to apply such profits or other moneys in paying up in full new shares, in each case on terms that such shares shall, upon issue:-

Power to issue free shares and/or to capitalise reserves for share-based incentive plans and Directors' remuneration

(a) be held by or for the benefit of participants of any share incentive or option scheme or plan implemented by the Company and approved by shareholders in General Meeting and on such terms as the Directors shall think fit; or

(b) be held by or for the benefit of non-executive Directors as part of their remuneration under Regulation 91 and/or Regulation 92(2) approved by shareholders in General Meeting in such manner and on such terms as the Directors shall think fit.

The Directors may do all such acts and things considered necessary or expedient to give effect to any of the foregoing.

NOTICES

153. (1) Subject to the provisions of the Act, any notice or document (including a share certificate) may be served by the Company on any Member either personally or by sending it through the post in a prepaid letter or wrapper addressed to such Member at his registered address entered in the Register of Members or (as the case may be) the Depository Register, or (if he has no registered address within Singapore) to the address, if any, within Singapore supplied by him to the Company or (as the case may be) supplied by him to the Depository as his address for the service of notices, or by delivering it to such address as aforesaid.

Manner of giving notices

(2) Without prejudice to the provisions of Regulation 153(1), but subject otherwise to the Act and any regulations made thereunder relating to electronic communications and any listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange, any notice or document (including, without limitation, any accounts, balance-sheet, financial statements or reports, circulars, letters, annual reports or notices) which is required or permitted to be given, sent or served under the Act or under this Constitution by the Company, or by the Directors, to a Member may be given, sent or served using electronic communications:-

Electronic communications

(a) to the current address of that person; or

(b) by making it available on a website prescribed by the Company from time to time,

in accordance with the provisions of this Constitution. Without prejudice to the generality of the foregoing, in the event that any notice or document is to be given, sent or served according to (b) above, the Directors may give such notification relating to the address of the website and how to access such notice or document in such manner as the Directors may determine at their discretion, subject to the Act and any regulations made thereunder relating to electronic communications and any listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange.

(3) Subject to the Act and any regulations made thereunder relating to electronic communications and any listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange, a Member shall be deemed to have agreed to receive such notice or document by way of such electronic communications and shall not have a right to elect to receive a physical copy of such notice or document. Implied consent

(4) Notwithstanding Regulation 153(3), the Directors may, at their discretion, or will, if so required by the Act, any regulations made thereunder relating to electronic communications or any listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange, give a Member an opportunity, on at least one occasion, to elect within a specified period of time whether to receive such notice or document by way of electronic communications or as a physical copy, and subject to Regulation 153(5) below, a Member shall be deemed to have consented to receive such notice or document by way of electronic communications if he was given such an opportunity and he failed to make an election within the specified time, and he shall not in such an event have a right to receive a physical copy of such notice or document. Deemed consent

(5) Any election or deemed election by a Member pursuant to Regulation 153(4) above is a standing election but the Member may make a fresh election at any time, provided that until the Member makes a fresh election, the election or deemed election that is conveyed to the Company last in time prevails over all previous elections as that Member's valid and subsisting election in relation to all documents and notices to be sent pursuant to Regulation 153(4) above.

(6) Regulations 153(2), (3), (4) and (5) above shall not apply to such notices or documents which are excluded from being given, sent or served by electronic communications or means pursuant to the Act and any regulations made thereunder relating to electronic communications and any listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange.

154. All notices with respect to any shares to which persons are jointly entitled shall be given to whichever of such persons is named first on the Register of Members or (as the case may be) the Depository Register and notice so given shall be sufficient notice to all the holders of such shares. Notices to joint holders

155. A Member who (having no registered address within Singapore) has not supplied to the Company or (as the case may be) the Depository an address within Singapore for the service of notices or documents shall not be entitled to receive any notice or document from the Company. Notices to Members abroad

156. A person entitled to a share in consequence of the death or bankruptcy of a Member or otherwise upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also to the Company or (as the case may be) the Depository an address within Singapore for the service of notices, shall be entitled to have served upon him at such address any notice or document to which the Member but for his death or bankruptcy or otherwise would be entitled and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the address of any Member or given, sent or served by electronic communications in pursuance of this Constitution shall (notwithstanding that such Member be then dead or bankrupt or otherwise not entitled to such share and whether or not the Company have notice of the same) be deemed to have been duly served in respect of any share registered Notices after death etc. on a Member

in the name of such Member in the Register of Members or, where such member is a Depositor, entered against his name in the Depository Register as sole or first-named joint holder.

157. (1) Any notice or other document if sent by post and whether by airmail or not shall be deemed to have been served at the time the envelope or wrapper containing the same is posted, and in proving such service by post it shall be sufficient to prove that the letter or wrapper containing the same was properly addressed and put into the post office as a prepaid letter or wrapper.

When notice given by post deemed served

(2) Where a notice or document is given, sent or served by electronic communications:-

When notice given by electronic communications deemed served

(a) to the current address of a person pursuant to Regulation 153(2)(a), it shall be deemed to have been duly given, sent or served at the time of transmission of the electronic communication by the email server or facility operated by the Company or its service provider to the current address of such person (notwithstanding any delayed receipt, non-delivery or "returned mail" reply message or any other error message indicating that the electronic communication was delayed or not successfully sent), unless otherwise provided under the Act and/or any other applicable regulations or procedures; and

(b) by making it available on a website pursuant to Regulation 153(2)(b), it shall be deemed to have been duly given, sent or served on the date on which the notice or document is first made available on the website, or unless otherwise provided under the Act and/or any other applicable regulations or procedures.

158. When a given number of days' notice or notice extending over any other period is required to be given, the day of service shall, unless it is otherwise provided or required by this Constitution or by the Act, not be counted in such number of days or period.

Day of service not counted

WINDING UP

159. If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Act, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (including any shares in any other company received by the liquidator as consideration for the sale of the whole or part of the Company's assets and whether they shall consist of property of the same kind or not) and any such division may be otherwise than in accordance with the existing rights of the Members and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability. This Regulation is without prejudice to the rights of persons whose shares are issued on special terms. If any division is resolved on otherwise than in accordance with the existing rights of the Members, the Members shall have the same right of dissent and consequential rights as if such resolution were a Special Resolution passed pursuant to section 306 of the Act.

Winding up

INDEMNITY

160. (1) Subject to the provisions of and so far as may be permitted by the Act, every Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him in the execution and discharge of his duties or in relation thereto including without any limitation any liability by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court. Without prejudice to the generality of the foregoing, no Director, Secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, default, breach of duty or breach of trust.

Indemnity of Directors and officers

(2) Without prejudice to the generality of Regulation 160(1) above, every Director, Secretary or other officer of the Company is to be indemnified out of the assets of the company against any liability (other than any liability referred to in section 172B(1)(a) or (b) of the Act) incurred by the Director, Secretary or officer to a person other than the Company attaching to the Director, Secretary or officer in connection with any negligence, default, breach of duty or breach of trust.

(3) Without prejudice to the generality of Regulation 160(1) above, every Auditor is to be indemnified out of the assets of the company against any liability incurred by the Auditor in defending any proceedings, whether civil or criminal, in which judgment is given in the Auditor's favour or in which the Auditor is acquitted or in connection with any application under the Act in which relief is granted to the Auditor by the Court in respect of any negligence, default, breach of duty or breach of trust.

SECRECY

161. No Member shall be entitled to require discovery of or any information respecting any detail of the Company's trade or any matter which may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interest of the Members to communicate to the public save as may be authorised by law or required by the listing rules of the Stock Exchange or the rules and/or bye-laws governing the Stock Exchange.

Secrecy

PERSONAL DATA

162. (1) A Member who is a natural person is deemed to have consented to the collection, use and disclosure of his personal data (whether such personal data is provided by that Member or is collected through a third party) by the Company (or its agents or service providers) from time to time for any of the following purposes:- Collection, use and disclosure of personal data of members

(a) implementation and administration of any corporate action by the Company (or its agents or service providers);

(b) internal analysis and/or market research by the Company (or its agents or service providers);

(c) investor relations communications by the Company (or its agents or service providers);

(d) administration by the Company (or its agents or service providers) of that Member's holding of shares in the Company;

(e) implementation and administration of any service provided by the Company (or its agents or service providers) to its Members to receive notices of meetings, annual reports and other shareholder communications and/or for proxy appointment, whether by electronic means or otherwise;

(f) processing, administration and analysis by the Company (or its agents or service providers) of proxies and representatives appointed for any General Meeting (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to any General Meeting (including any adjournment thereof);

(g) implementation and administration of, and compliance with, any provision of this Constitution;

(h) compliance with any applicable laws, listing rules, take-over rules, regulations and/or guidelines; and

(i) purposes which are reasonably related to any of the above purpose.

(2) Any Member who appoints a proxy and/or representative for any General Meeting and/or any adjournment thereof is deemed to have warranted that where such Member discloses the personal data of such proxy and/or representative to the Company (or its agents or service providers), that Member has obtained the prior consent of such proxy and/or representative for the collection, use and disclosure by the Company (or its agents or service providers) of the personal data of such proxy and/or representative for the purposes specified in Regulations 162(1)(f) and 162(1)(h). Personal data of proxies and/or representatives

We, the persons whose names are set out in this Constitution, desire to form a company in pursuance of this Constitution and we each agree to take the number of shares in the capital of the company set out against our respective names.

NAME OF SUBSCRIBERS	NUMBER OF SHARES ALLOTED	CLASS OF SHARES	CURRENCY
GLORIOUS FINANCE LIMITED	4,653,604	Ordinary	SINGAPORE DOLLARS (SGD)
WANG SHU	883,858	Ordinary	SINGAPORE DOLLARS (SGD)
ZENG JIEMING	589,239	Ordinary	SINGAPORE DOLLARS (SGD)
MDR LIMITED	747,414	Ordinary	SINGAPORE DOLLARS (SGD)
EP CAPITAL INC	410,515	Ordinary	SINGAPORE DOLLARS (SGD)
SHU FAN FRANK LEE	296,957	Ordinary	SINGAPORE DOLLARS (SGD)
ESSEX BIO-INVESTMENT LIMITED	219,966	Ordinary	SINGAPORE DOLLARS (SGD)
ROBERT SHENGCHU HUANG	136,622	Ordinary	SINGAPORE DOLLARS (SGD)
TEOH TEIK KEE	119,369	Ordinary	SINGAPORE DOLLARS (SGD)
LUCAS LUK TIEN WEE	92,563	Ordinary	SINGAPORE DOLLARS (SGD)
JACKIE WIN KEI LEE	88,064	Ordinary	SINGAPORE DOLLARS (SGD)
DYNATECH VENTURES PTE LTD	87,987	Ordinary	SINGAPORE DOLLARS (SGD)
LIN ZI TONG	59,892	Ordinary	SINGAPORE DOLLARS (SGD)
I FINANCIAL VENTURES GROUP LLC	58,410	Ordinary	SINGAPORE DOLLARS (SGD)

Dated this 19th day of January 2023